[LETTERHEAD OF VENABLE LLP]

DRAFT

[__________], 2020

TCW Strategic Income Fund, Inc.

865 South Figueroa Street, Suite 1800

Los Angeles, CA 90017

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have served as Maryland counsel to TCW Strategic Income Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (the “Fund”), in connection with certain matters of Maryland law arising out of the registration of (i) up to [________] shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Fund and (ii) up to [_________] transferable subscription rights (the “Rights”) of the Fund to be distributed to the holders of Common Stock of the Fund, each covered by the above-referenced Registration Statement on Form N-2, and all amendments thereto (the “Registration Statement”), filed by the Fund with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

In connection with our representation of the Fund, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement, including the form of prospectus relating to the Rights and the Shares included therein;

2. The charter of the Fund (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Amended and Restated Bylaws of the Fund, certified as of the date hereof by an officer of the Fund;

4. A certificate of the SDAT as to the good standing of the Fund, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Fund, or a duly authorized committee thereof, relating to the issuance of the Rights and the sale and issuance of the Shares upon exercise of the Rights (the “Resolutions”), certified as of the date hereof by an officer of the Fund;

TCW Strategic Income Fund, Inc.

[__________], 2020

6. The form of subscription certificate to be used for the purchase of the Shares upon the exercise of the Rights (the “Rights Certificate”), certified as of the date hereof by an officer of the Fund;

7. A certificate executed by an officer of the Fund, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Fund) is duly authorized to do so.

3. Each of the parties (other than the Fund) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

TCW Strategic Income Fund, Inc.

[__________], 2020

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Fund is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The sale and issuance of the Shares have been duly authorized and, when sold, issued and paid for upon exercise of the Rights pursuant to the Resolutions and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

3. The issuance of the Rights has been duly authorized and, when issued and paid for in accordance with the Rights Certificate, the Rights will be valid and binding obligations of the Fund, enforceable against the Fund in accordance with their terms.

In addition to the assumptions and qualifications set forth above, and without limiting the generality of such assumptions and qualifications, the opinion expressed in paragraph 3 above is also subject to (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought and (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

TCW Strategic Income Fund, Inc.

[__________], 2020

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

144811-516283